Exhibit 21

                            IPALCO ENTERPRISES, INC.
                          Subsidiaries of the Company




                                                              State in
                                                                Which
                   List of Subsidiaries                       Organized
                   --------------------                       ---------

Subsidiary of IPALCO Enterprises, Inc.

Indianapolis Power & Light Company (IPL)                       Indiana

   Subsidiary of IPL

      IPL Funding Corporation                                  Indiana

Mid-America Capital Resources, Inc. (Mid-America)              Indiana

   Subsidiaries of Mid-America

   Indianapolis Campus Energy, Inc. (ICE)                      Indiana
   Store Heat and Produce Energy, Inc. (SHAPE)                 Indiana
   Mid-America Energy Resources, Inc.                          Indiana
      (Energy Resources)

   Subsidiaries of Energy Resources

      Cleveland Thermal Energy Corporation                      Ohio
      Cleveland District Cooling Corporation                    Ohio

   Both IPL and Mid-America are wholly owned by IPALCO Enterprises, Inc. Each of the subsidiaries listed for IPL, Mid-America and Energy Resources is wholly owned except for SHAPE, which is 80% owned by Mid-America. Both Cleveland Thermal Energy Corporation and Cleveland District Cooling Corporation conduct business under the name Cleveland Energy Resources. Mid-America and each of its subsidiaries are no longer conducting business.